FORM OF WARRANT AGREEMENT

This Warrant Agreement (this “Agreement”) made as of [___], 2008, between Navios Maritime Acquisition Corporation, a Marshall Islands corporation, with offices at 85 Akti Miaouli Street, Piraeus, Greece 185 38 (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 10004 (the “Warrant Agent”).

WHEREAS, in connection with the Company’s formation, the Company issued 8,625,000 of its sponsor units (the “Sponsor Units”), of which 6,325,000 are outstanding as of the date hereof, each Sponsor Unit consisting of one share of common stock of the Company, par value $0.0001 per share (the “Common Stock”), and one warrant exercisable for one share of Common Stock, with each warrant evidencing the right of the holder thereof to purchase one share of Common Stock for $7.00 (the “Sponsor Unit Warrants”), subject to adjustment as described herein;

WHEREAS, the Company intends to engage in an initial public offering (the “Public Offering”) of its units (the “Units”), each Unit consisting of one share of Common Stock and one warrant exercisable for one share of Common Stock, with each warrant evidencing the right of the holder thereof to purchase one share of Common Stock for $7.00 (the “Public Warrants”), subject to adjustment as described herein;

WHEREAS, in connection with the Public Offering, the Company has determined to issue and deliver to the public investors for $10.00 per unit up to 22,000,000 Units, plus up to an additional 3,300,000 Units if the underwriters of the Public Offering exercise in full the over-allotment option (the “Over-Allotment Option”) to be granted by the Company pursuant to an underwriting agreement to be entered into among the underwriters and the Company;

WHEREAS, the Company has received a binding commitment from Navios Maritime Holdings, Inc. (the “Sponsor”) to purchase an aggregate of 7,600,000 warrants (the “Sponsor Warrants,” and, together with the Sponsor Unit Warrants, the “Private Warrants;” the Private Warrants and the Public Warrants being collectively referred to as the “Warrants”), each Sponsor Warrant evidencing the right of the holder thereof to purchase one share of Common Stock for $7.00, subject to adjustment as described herein;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form F-1, No. 333-[____] (the “Registration Statement”), for the registration, under the Securities Act of 1933, as amended (the “Act”), of the Public Warrants and the Common Stock issuable upon exercise of the Public Warrants;

WHEREAS, the Company desires that the Warrant Agent act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed that are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1 Form of Public Warrant. Each Public Warrant shall be issued in registered form only, and shall be in substantially the form of Exhibit A-1 hereto, the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, the Chief Executive Officer or the President, and the Treasurer, Secretary or Assistant Secretary of the Company, and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Public Warrant shall have ceased to serve in the capacity in which such person signed the Public Warrant before such Public Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2 Form of Private Warrant. Each Private Warrant shall be issued in registered form only, and shall be in substantially the form of Exhibit A-2 hereto, which form is the same as that of the Public Warrants except that (i) the Sponsor Unit Warrants will become exercisable after the consummation by the Company of a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, as described more fully in the Company’s Registration Statement (a “Business Combination”) if and when the last sale price of the Common Stock on the New York Stock Exchange, or other national securities exchange on which the Common Stock may be traded, equals or exceeds $13.75 per share (the “Trigger Price”) for any twenty (20) trading days within a thirty (30) trading day period beginning 90 days after the consummation of such Business Combination; (ii) subject to certain limited exceptions described below, the Private Warrants will not be transferable or salable until they are released from escrow, which will not occur until after the consummation of the Company’s initial Business Combination (as defined below), (iii) the Private Warrants will be exercisable on a cashless basis in accordance with Section 3.4 hereof, (iv) the Private Warrants will not be redeemable by the Company so long as they are still held by the Sponsor or a permitted transferee of the Sponsor as of the date of this Agreement, and (v) will be exercised for unregistered shares so long as a registration statement relating to the Common Stock issuable upon exercise of the Private Warrants is not effective and current.

Prior to their release from escrow pursuant to that certain Securities Escrow Agreement dated [__] by and among the Company, the Warrant Agent and Navios Maritime Holdings, Inc. (the “Securities Escrow Agreement”), the Private Warrants may only be transferred to entities controlled by the Sponsor; provided that such transfers may be implemented only upon the respective transferee’s written agreement to be bound by this Agreement, the Securities Escrow Agreement, and that certain Insider Letter dated [__] by and among the Sponsor, the Company and J.P. Morgan Securities Inc. and Deutsche Bank Inc., as representatives of the underwriters (the “Representatives”). In each case, such transferees will be subject to the same transfer restrictions as the Sponsor until after the Company completes its initial Business Combination. All of the Warrants shall initially be represented by one or more book-entry certificates (each a “Book-Entry Warrant Certificate”).

2.3 Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.4 Registration.

2.4.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”), for the registration of the original issuance and transfers of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

All of the Warrants shall initially be represented by one or more Book-Entry Warrant Certificates deposited with the Depository Trust Company (the “Depository”) and registered in the name of Cede & Co., a nominee of the Depository. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depository or its nominee for each Book-Entry Warrant Certificate, or (ii) institutions that have accounts with the Depository (such institution, with respect to a Warrant in its account, a “Participant”).

If the Depository subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Warrants are not eligible for, or it is no longer necessary to have the Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depository to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Depository definitive certificates representing the Warrants (“Definitive Warrant Certificates”) in physical form evidencing such Warrants. Such definitive Warrant Certificates shall be in the form annexed hereto as Exhibit A-1 or Exhibit A-2, as applicable, with appropriate insertions, modifications and omissions, as provided above.

2.4.2 Registered Holder. The term “beneficial owner” shall mean, on or after the Detachment Date (as defined below), any person in whose name ownership of a beneficial interest in the Warrants evidenced by a Book-Entry Warrant Certificate is recorded in the records maintained by the Depository or its nominee, and prior to the Detachment Date, the person in whose name the Unit of which such Warrant or part thereof was originally part of, as registered upon the register relating to such Units. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (the “registered holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.5 Detachability of Public Warrants. The securities comprising the Units will not be separately transferable until five business days (or as soon as practicable thereafter) following the earliest to occur of (i) the expiration or termination of the Over-Allotment Option, (ii) the exercise in full by the underwriters of the Over-Allotment Option, and (iii) the underwriters’ determination not to exercise all or any remaining portion of the Over-Allotment Option (the “Detachment Date”), but in no event will separate trading of the securities comprising the Units be allowed until the Company (x) files a Current Report on Form 6-K (the “Initial 6-K”) with the SEC that includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering and (y) issues a press release announcing when such separate trading will begin, and an additional Current Report on Form 6-K including the proceeds received by the Company from the exercise of the Over-Allotment Option, if the Over-Allotment Option is exercised after the filing of the Initial 6-K.

3. Terms and Exercise of Warrants.

3.1 Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $7.00 per whole share, subject to the adjustments provided in Section 4 hereof and in the second to last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date; provided, however, that any such reduction shall apply equally to all of the Warrants and, provided further, that any reduction in the Warrant Price must remain in effect for at least twenty (20) Business days. “Business Day” shall mean any day the Depository is open for trading.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the later of (i) a Business Combination and (ii) [____], 2009, [one year after the date of the final prospectus] and terminating at 5:00 p.m., New York City time on the earlier to occur of (x) [____], 2013 [five years after the date of the final prospectus] or (y) the date fixed for redemption of the Warrants, if any, as provided in Section 6 of this Agreement (the “Expiration Date”); provided, however, that the Sponsor Unit Warrants may only be exercisable following the consummation of a Business Combination if and when the last sale price of the Common Stock on the New York Stock Exchange, or other national securities exchange on which the Common Stock may be traded, exceeds the Trigger Price for any twenty (20) trading days within a thirty (30) trading day period beginning 90 days after such Business Combination. Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date.

3.3 Exercise of Warrants.

3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, as follows:

(a) in cash, good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company); or

(b) with respect to any Private Warrants, in accordance with Section 3.4 hereof.

(i) If any of (A) the Definitive Warrant Certificate or the Book-Entry Warrant Certificate or (B) the Warrant Price therefor, is received by the Warrant Agent after 5:00 p.m., New York time, on a specified day or if such day is not a Business Day, the Warrants will be deemed to be received and exercised on, and the applicable Exercise Date shall be the Business Day next succeeding such day. If the Warrants are received or deemed to be received after the Expiration Date, the exercise thereof will be null and void and any funds delivered to the Warrant Agent will be returned to the Registered Holder or the Participant, as the case may be, as soon as practicable. In no event will interest accrue on funds deposited with the Warrant Agent in respect of an exercise or attempted exercise of

Warrants. The validity of any exercise of Warrants will be determined by the Company in its sole discretion and such determination will be final and binding upon the registered holder and the Warrant Agent. Neither the Company nor the Warrant Agent shall have any obligation to inform a registered holder of the invalidity of any exercise of Warrants.

(ii) The Warrant Agent shall deposit all funds received by it in payment of the Warrant Price in the account of the Company maintained with the Warrant Agent for such purpose and shall advise the Company at the end of each Business Day on which funds for the exercise of the Warrants are received and of the amount so deposited to its account. The Warrant Agent shall promptly confirm such telephonic advice to the Company in writing.

(iii) The Warrant Agent shall, by 11:00 a.m. New York time on the Business Day following the Exercise Date of any Warrant, advise the Company and the transfer agent and registrar in respect of (a) the Common Stock issuable upon such exercise in accordance with the terms and conditions of this Agreement, (b) the instructions of each registered holder or Participant, as the case may be, with respect to delivery of the Common Stock issuable upon such exercise, and the delivery of Definitive Warrant Certificates, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise, (c) in case of a Book-Entry Warrant Certificate, the notation that shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance, if any, of the Warrants remaining after such exercise and (d) such other information as the Company or such transfer agent and registrar shall reasonably require.

(iv) The Company shall, by 5:00 p.m., New York time, on the third Business Day next succeeding the Exercise Date of any Warrant and the clearance of the funds in payment of the Warrant Price, execute, issue and deliver to the Warrant Agent, the Common Stock to which such registered holder or Participant, as the case may be, is entitled, in fully registered form, registered in such name or names as may be directed by such registered holder or the Participant, as the case may be. Upon receipt of such Common Stock, the Warrant Agent shall, by 5:00 p.m., New York time, on the fifth Business Day next succeeding such Exercise Date, transmit such shares of Common Stock to or upon the order of the registered holder or the Participant, as the case may be.

(v) In lieu of delivering physical certificates representing the Common Stock issuable upon exercise, provided the Company’s transfer agent is participating in the Depository Fast Automated Securities Transfer program, the Company shall use its reasonable efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon exercise to the registered holder or the Participant by crediting the account of the registered holder’s prime broker with the Depository or of the Participant through its Deposit Withdrawal Agent Commission system. The time periods for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

(vi) The accrual of dividends, if any, on the Common Stock issued upon the valid exercise of any Warrant will be governed by the terms generally applicable to the Common Stock. Starting with the Exercise Date, the former holder of the Warrants exercised will be entitled to the benefits generally available to other holders of Common Stock and such former holder’s right to receive payments of dividends and any other amounts payable in respect of the Common Stock shall be governed by, and shall be subject to, the terms and provisions generally applicable to such shares of Common Stock.

(vii) Subject to Section 4.7, Warrants may be exercised only in whole numbers of shares of Common Stock. If fewer than all of the Warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate for the number of unexercised Warrants remaining shall be executed by the Company and countersigned by the Warrant Agent as provided in Section 2 hereof, and delivered to the holder of the Warrant Certificate at the address specified on the books of the Warrant Agent or as otherwise specified by such registered holder. If fewer than all the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depository, its nominee for each Book-Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise.

3.3.2 Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the registered holder of such Warrant a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, registered in such name or names as may be directed by such holder, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Act with respect to the Common Stock is effective and a prospectus thereunder relating to the securities to be issued is current, subject to the Company’s satisfying its obligations under Section 7.4 to use its best efforts. In the event that a registration statement with respect to the Common Stock underlying a Warrant is not effective under the Act, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. Under no circumstances will the Company be required to net cash settle the Warrant exercise. Warrants may not be exercised by any registered holder in any jurisdiction in which such exercise would be unlawful. Notwithstanding the foregoing, the shares of Common Stock issuable upon exercise of Private Warrants shall be unregistered shares.

3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise or, if applicable, surrender of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4 Date of Issuance. Each person or entity in whose name any such certificate for shares of Common Stock is issued shall, for all purposes, be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person or entity shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.4 Cashless Exercise.

3.4.1 Determination of Amount. In lieu of the payment of the Warrant Price, a registered holder of a Private Warrant shall have the right (but not the obligation) to convert any exercisable but unexercised Private Warrants into shares of Common Stock (the “Conversion Right”) as follows: upon exercise of the Conversion Right, the Company shall deliver to the holder (without payment by the holder of any of the Warrant Price in cash) that number of shares of Common Stock equal to the quotient obtained by dividing (x) the Value (as defined below) of the Private Warrants being exercised by (y) the Current Market Value (as defined below). The “Value” of the Private Warrants being exercised shall equal the amount derived from subtracting (a) (i) the Warrant Price multiplied by (ii) the number of shares of Common Stock issuable upon exercise of the Private Warrants being converted from (b) (i) the Current Market Value of a share of Common Stock multiplied by (ii) the number of shares of Common Stock issuable upon exercise of the Private Warrants being converted; provided that if the resulting quotient contains a fraction, such quotient will be rounded down to the nearest whole number.

As used herein, the term “Current Market Value” per share of Common Stock at any date shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the Warrant Agent receives the registered holder’s subscription form, as reported in the principal trading market for the Common Stock; provided, that if the fair market value of the Common Stock cannot be so determined, the “Current Market Value” per share shall be determined by the Board of Directors of the Company, in good faith.

3.4.2 Mechanics of Cashless Exercise. The Conversion Right may be exercised by a registered holder during the Exercise Period by surrendering to the Warrant Agent (i) the warrant certificates evidencing the Private Warrants to be exercised and (ii) a properly completed and duly executed subscription form, exercising the Conversion Right and specifying the total number of shares of Common Stock the registered holder will purchase pursuant to such Conversion Right; provided that any holder that holds Private Warrants in a brokerage account shall follow the procedures of such holder’s broker and the Depository in order to exercise the Conversion Right.

4. Adjustments.

4.1 Stock Dividends – Split-Ups. If, after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

4.2 Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3 Adjustments in Warrant Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price, immediately prior to such adjustment, by a fraction, (i) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (ii) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter. Before taking any action which would cause an adjustment pursuant to Section 4 hereof to reduce the Warrant Price below the then par value (if any) of the Common Stock, the Company will take any commercially reasonable corporate action that may, in the opinion of its counsel (which may be counsel employed by the Company), be necessary in order that the Company may validly and legally issue fully paid and nonassessable Common Stock at the Exercise Price as so adjusted.

4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Sections 4.1 or 4.2 hereof, or one that solely affects the par value of such shares of Common Stock), or, in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or, in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety, in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Sections 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.5 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, including, but not limited to, under Section 4 hereto, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up or down to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.

4.7 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may, at any time, in its sole discretion, make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8 Extraordinary Dividends. If the Company, at any time during the Exercise Period, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock, other than (w) as described in Sections 4.1, 4.2 or 4.4, (x) regular quarterly or other periodic dividends, (y) in connection with the conversion rights of the holders of Common Stock upon consummation of a Business Combination or (z) in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate a Business Combination (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend.

4.9 Notice of Certain Transactions. In the event that the Company shall (a) offer to holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (b) issue any rights, options or warrants entitling the holders of Common Stock to subscribe for shares of Common Stock or (c) make a tender offer, redemption offer or exchange offer with respect to the Common Stock, the Company shall send to the Warrant holders and the Warrant Agent a notice of such action or offer. Such notice shall be mailed to the registered holders at their addresses as they appear in the Warrant Register, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of each Warrant and the Warrant Price after giving effect to any adjustment pursuant to this Section 4 that would be required as a result of such action. Such notice shall be given as promptly as practicable after the Company has taken any such action and (x) in the case of any action covered by clause (a) or (b) above at least 10 days prior to the record date for determining the holders of the Common Stock for purposes of such action or (y) in the case of any other such action at least 10 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

4.10 Other Events. If any event occurs as to which the foregoing provisions of this Section 4 are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board fairly and adequately protect the purchase rights of the registered holders of the Warrants in accordance with the essential intent and principles of such provisions, then the Board shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board, to protect such purchase rights as aforesaid and shall give written notice to the Warrant Agent with respect to such determinations.

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant into the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed by a bank, trust company, broker, dealer, municipal securities dealer, government securities dealer or broker, credit union, a national securities exchange, registered securities association or clearing agency, or a savings institution that is a participant in a Securities Transfer Association recognized program or by a Medallion Signature Guarantor, and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon the Company’s request.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and, thereupon, the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that, in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and shall not issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange that will result in the issuance of a warrant certificate for a fraction of a warrant.

5.4 Service Charges. No service charge shall be made by the Warrant Agent for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6. Redemption.

6.1 Redemption; Exclusion of Private Warrants. Not less than all of the outstanding Public Warrants (and any Private Warrants, as set forth below) may be redeemed, at the option of the Company, at any time after they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $0.01 per Warrant (the “Redemption Price”), provided that (a) the last sales price of the Common Stock has been equal to or greater than the Trigger Price on any twenty (20) trading days within a thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given, and (b) a Business Combination has been consummated; provided, further, no Private Warrants shall be redeemable so long as such Private Warrant is held by the Sponsor or one of its permitted transferees as of the date of this Agreement. However, if the Sponsor or one of its permitted transferees transfer such Private Warrants to a party that is not a permitted transferee of the Sponsor, such Private Warrants shall then be redeemable by the Company pursuant to Section 6 hereof. The provisions of this Section 6.1 may not be modified, amended or deleted without the prior written consent of the Representatives.

6.2 Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants then redeemable, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the date fixed for redemption to the registered holders of such Warrants to be redeemed at their last addresses as they shall appear on the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the registered holder received such notice. In the event of any adjustment to the Warrant Price or the number of shares of Common Stock issuable on exercise of each Warrant as provided in Section 4, a proportional adjustment shall be made in the Trigger Price.

6.3 Exercise After Notice of Redemption. The Warrants may be exercised for cash at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the time and date fixed for redemption (the “Redemption Date”). On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of such Warrants, the Redemption Price.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Stockholder. A Warrant does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights, to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may, on such terms as to indemnity or otherwise as they may in their discretion impose (which terms shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Common Stock. The Company shall, at all times, reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement on a non-cashless exercise basis.

7.4 Registration of Common Stock. The Company agrees that, prior to the commencement of the Exercise Period, it shall file with the SEC a post-effective amendment to the Registration Statement, or a new registration statement, for the registration under the Act of the Common Stock issuable upon exercise of the Public Warrants, and it shall use its best efforts to qualify for sale, in those states in which the Public Warrants were initially offered by the Company, the Common Stock issuable upon exercise of the Public Warrants. In either case, the Company will use its best efforts to cause the same to become effective on or prior to the commencement of the Exercise Period and to maintain the effectiveness of such registration statement and ensure that a current prospectus is on filed with the SEC until the expiration or redemption of the Public Warrants in accordance with the provisions of this Agreement. Notwithstanding the foregoing, a Warrant may expire worthless regardless of whether a registration statement is effective and a prospectus thereunder is current under the Act with respect to the Common Stock issuable upon exercise of the Warrants. In no event will the registered holder of a Warrant be entitled to receive a net cash settlement, shares of Common Stock or other consideration in lieu of physical settlement in shares of Common Stock, regardless of whether the Company complies with this Section 7.4. The provisions of this Section 7.4 may not be modified, amended or deleted without the prior written consent of the Representatives.

8. Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company will, from time to time, promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving 60 days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint, in writing, a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and have its principal office in the Borough of Manhattan, City and State of New York, and be authorized under such laws to exercise corporate trust powers and be subject to supervision or examination by federal or state authorities. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but, if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers and rights of such predecessor Warrant Agent hereunder; and, upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.

8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act on the part of the Company or the Warrant Agent.

8.3 Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder as set forth on Exhibit B hereto and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such further acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performance of the provisions of this Agreement.

8.4 Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever, in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, President or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and hold it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s negligence, willful misconduct or bad faith.

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it, by any act hereunder, be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and non-assessable.

8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.

8.6 Trust Account Waiver. The Warrant Agent has no right, title, interest or claim (“Claim”) in or to any monies in the account (the “Trust Account”) into which (i) a portion of the proceeds of the Public Offering and (ii) the proceeds of the sale of the Sponsor Warrants will be deposited as described in the prospectus included in the Registration Statement, and hereby waives any Claim in or to any monies in the Trust Account it may have in the future, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

Navios Maritime Acquisition Corporation

85 Akti Miaouli Street

Piraeus, Greece 185 38

Attn: Angeliki Frangou, Chief Executive Officer

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn: Compliance Department

with a copy in each case (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson, LLP

One New York Plaza

New York, New York 10004

Attn: Stuart Gelfond, Esq.

and

Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.

666 Third Avenue

New York, New York 10017

Attn: Kenneth R. Koch, Esq.

and

J.P. Morgan Securities Inc.

277 Park Avenue, 9th Floor

New York, New York 10017

Attention: Equity Syndicate Desk

and

Deutsche Bank Securities Inc.

60 Wall Street, 4th Floor

New York, New York 10005

Attention: Syndicate Manager

And with an additional copy to Deutsche Bank General Counsel at the same address.

Any notice, sent pursuant to this Agreement shall be effective, if delivered by hand, upon receipt thereof by the party to whom it is addressed, if sent by overnight courier, on the next business day of the delivery to the courier and, if sent by registered or certified mail, on the third day after registration or certification thereof.

9.3 Applicable Law. The validity, interpretation and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such exclusive jurisdiction. The Company hereby waives any objection to such exclusive jurisdiction and agrees that it shall not object to such jurisdiction on the grounds that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company hereby appoints, without power of revocation, Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., at the address set forth in Section 9.2 hereof, as its agent to accept and acknowledge on its behalf service of any and all process which may be served in any action, proceeding or counterclaim in any way relating to or arising out of this letter agreement.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation, other than the parties hereto and the registered holders of the Warrants and, for the purposes of Sections 6.1, 7.4, 8.6 and 9.2 hereof, the Representatives, any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement hereof. Each of the Representatives, on behalf of themselves and the other underwriters of the Public Offering, shall be deemed to be a third-party beneficiary of this Agreement with respect to

Sections 2.2, 6.1, 7.4, 8.6, 9.2 and 9.8 hereof. All covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto (and each of the Representatives, on behalf of themselves and the other underwriters of the Public Offering,, with respect to the Sections 2.2, 6.1, 7.4, 8.6, 9.2 and 9.8 hereof) and their successors and assigns and of the registered holders of the Warrants.

9.5 Examination of the Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his, her or its Warrant for inspection.

9.6 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, and each of such counterparts shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Facsimile signatures shall constitute original signatures for all purposes of this Agreement.

9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, other than in accordance with Section 6 hereof, shall require the prior written consent of each of the Representatives and the registered holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period in accordance with Sections 3.1 and 3.2, respectively, without such consent.

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.10 Waiver of Trial by Jury.   Each party hereto hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the parties in the negotiation, administration, performance or enforcement hereof.

(Remainder of page intentionally left blank. Signature page immediately follows.)

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

Attest	NAVIOS MARITIME ACQUISITION CORPORATION
By:
	Name:	Angeliki Frangou
	Title:	Chief Executive Officer and Chairman

Attest	CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:
	Name:	Steven G. Nelson
	Title:	Chairman

[Signature Page Warrant Agreement]

EXHIBIT A-1

Form of Public Warrant

EXHIBIT A-2

Form of Private Warrant

EXHIBIT B

Warrant Agent Fees